Filed Pursuant to Rule 433

Registration No. 333-206684-05

«PRICING DETAILS« $1.24bln+ Santander (SDART) 2017-2 (Subprime Auto)

Joint Leads:	J.P. Morgan (struc), Santander, Société Générale
Co-Managers:	Citi, Deutsche Bank, RBC

CLS	AMT($MM)	WAL	S&P/F	P.WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	245.000	0.16	A-1+/F1+	1-5	10/17	06/18		1.300	1.30	100.00000
A-2	343.000	0.75	AAA/AAA	5-15	08/18	03/20	EDSF+28	1.615	1.60	99.99288
A-3	147.280	1.49	AAA/AAA	15-21	02/19	12/20	EDSF+42	1.886	1.87	99.98740
B	163.150	2.06	AA/AA	21-29	10/19	10/21	IntS+67	2.227	2.21	99.98651
C	199.240	2.82	A/A	29-40	09/20	08/22	IntS+115	2.815	2.79	99.97670
D	150.370	3.70	BBB/BBB	40-48	05/21	07/23	IntS+175	3.522	3.49	99.97781
E	75.190	3.96	***RETAINED***

Ticker:	SDART 2017-2	Registration:	SEC Registered
Rating Agencies:	S&P, Fitch	ERISA Eligible:	Yes
Pxg Speed:	1.50% ABS, 10% Call	Expected Pxg:	Priced
Min Denoms:	$1K x $1K	Expected Settle:	05/30/17
Bill & Deliver:	J.P. Morgan	First Pay:	06/15/17
CUSIPs:	A-1 - 80285LAA9
A-2 - 80285LAB7
A-3 - 80285LAC5
B - 80285LAD3
C - 80285LAE1
D - 80285LAF8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.